Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Immunomedics, Inc. Amended & Restated 2014 Long-Term Incentive Plan and the Gilead Sciences, Inc. 2004 Equity Incentive Plan of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc., and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
November 3, 2020